UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
November 18, 2005

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714

(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000

Lafayette, Louisiana	70508

(Address of principal executive offices)	(Zip code)
Commission File Number: 0-019020
Registrant’s telephone number, including area code: (337) 232-7028
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     See Item 2.03, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Effective November 18, 2005, PetroQuest Energy, Inc. (the “Company”) and its wholly owned subsidiary, PetroQuest Energy, L.L.C. (the “Borrower”), entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as lender, agent and issuer of letters of credit, Macquarie Bank Limited, as lender, and Calyon New York Branch, as lender and syndication agent. The Credit Agreement provides the Company with a $100 million revolving credit facility that permits it to borrow amounts from time to time based on the available borrowing base as determined in the credit facility. The credit facility also allows the Company to use up to $15 million of the borrowing base for letters of credit. The credit facility matures on November 19, 2009.
     The credit facility is secured by a lien on at least 90% of the PDP present value and at least 80% of the aggregate proved reserves of the Borrower’s oil and gas properties, a pledge of the equity interests of the Borrower and certain of the Company’s subsidiaries, and corporate guarantees of the Company and certain of the Company’s subsidiaries of the indebtedness of the Borrower. PDP present value means the present value discounted at nine percent of the future net revenues attributable to developed and producing proved reserves. The borrowing base under the credit facility is based upon the valuation as of January 1 and July 1 of each year of the Borrower’s mortgaged oil and gas properties and any other credit factors deemed relevant by the lenders. The initial borrowing base was fixed at $25 million, with no scheduled reductions prior to the first borrowing base re-determination, which is scheduled to occur by April 1, 2006. The Company or the lenders may request additional borrowing base re-determinations.
     Outstanding balances on the credit facility bear interest at either the alternate base rate plus a margin (based on a sliding scale of 0.125% to 0.875% based on borrowing base usage) or the Eurodollar rate plus a margin (based on a sliding scale of 1.375% to 2.125% depending on borrowing base usage). The alternate base rate is equal to the higher of the JPMorgan Chase prime rate or the Federal Funds Effective Rate plus 0.5% per annum, and the Eurodollar rate is equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars. Outstanding letters of credit will be charged a letter of credit fee equal to the applicable margin for advances at the Eurodollar rate. As of the date hereof, the Company had $6 million outstanding under and no letters of credit issued pursuant to the credit facility.
     Upon the sale of any of the Borrower’s oil and gas properties, subject to certain exceptions, the Company is required to make a prepayment of principal on the loans outstanding under the credit facility in an amount equal to the loan value assigned to the sold properties by the lenders in their discretion. In addition, the borrowing base under the credit facility will automatically be reduced by the amount of such prepayment.
     The Company is subject to certain restrictive financial covenants under the credit facility, including a maximum ratio of consolidated indebtedness to annualized consolidated EBITDA, determined on a rolling four quarter basis, of 2.5 to 1, and a minimum ratio of consolidated current assets to consolidated current liabilities of 1.0 to 1.0, all as defined in the Credit Agreement. The credit facility also includes restrictions with respect to liens, indebtedness, loans and investments, material changes in the Company’s business, asset sales or leases or transfers of assets, restricted payments such as distributions and dividends, mergers or consolidations, transactions with affiliates and rate management transactions.
     The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is incorporated herein by reference and attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

	10.1	Second Amended and Restated Credit Agreement, dated as of November 18, 2005, is among PetroQuest Energy, L.L.C., PetroQuest Energy, Inc., JPMorgan Chase Bank, N.A. as lender, agent and issuer of letters of credit, Macquarie Bank Limited as lender, and Calyon New York Branch as lender and syndication agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: November 22, 2005	By:	/s/ Daniel G. Fournerat

Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary

Index to Exhibits

10.1	Second Amended and Restated Credit Agreement, dated as of November 18, 2005, is among PetroQuest Energy, L.L.C., PetroQuest Energy, Inc., JPMorgan Chase Bank, N.A. as lender, agent and issuer of letters of credit, Macquarie Bank Limited as lender, and Calyon New York Branch as lender and syndication agent.